Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-171752 on Form S-8 pertaining to the American Assets Trust, Inc. and American Assets Trust, L.P. 2011 Equity Incentive Award Plan of our report dated May 19, 2011 with respect to the statement of revenues and certain operating expenses of First and Main for the year ended December 31, 2010, included in the Form 8-K/A of American Assets Trust, Inc. dated May 19, 2011.

/s/ Ernst & Young LLP

San Diego, California

May 19, 2011